Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-282459) of ReShape Lifesciences Inc. of our report dated April 4, 2025, relating to the consolidated financial statements of ReShape Lifesciences Inc. as of December 31, 2024 and for the year then ended, appearing in the Prospectus, which is part of this Registration Statement.

Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ HASKELL & WHITE LLP
Irvine, California
April 28, 2025